Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 13, 2019, by and between Michael J. DeMarco, an individual residing at 100 Monroe Avenue, Spring Lake, New Jersey (the “Executive”), and Mack-Cali Realty Corporation, a Maryland corporation, with offices at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 (the “Company”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated as of June 3, 2015 (the “2015 Employment Agreement”), pursuant to which Executive initially served as President and Chief Operating Officer of the Company and thereafter served as the Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the term of the 2015 Employment Agreement expired on December 31, 2018;

WHEREAS, Executive has continued to serve as CEO of the Company following the expiration of the 2015 Employment Agreement;

WHEREAS, the Company desires to continue to employ Executive as its CEO, and Executive desires to continue to be employed by the Company as its CEO, pursuant to the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.             Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment, upon the terms and subject to the conditions set forth in this Agreement, effective as of January 1, 2019 (the “Effective Date”).

2.             Employment Period.

(a)           Subject to Section 2(b), the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on the Effective Date and ending on December 31, 2022 (the “Term”).

(b)           Notwithstanding anything contained herein to the contrary: (i) Executive’s employment with the Company may be terminated by the Company or Executive at any time during the Term, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Directors of the Company (the “Board”) and Executive may mutually agree.  The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the (“Employment Period”).

3.             Duties and Responsibilities.

(a)           During the Employment Period, Executive shall be employed and serve as the CEO of the Company, reporting directly to the Board.  In his position, Executive shall perform such duties, functions and responsibilities during the Employment Period, commensurate with the Executive’s position, as reasonably and lawfully directed by the Board, including, without limitation, supervising the day-to-day operations and management of the Company and its subsidiaries.

(b)           Executive shall devote substantially all of his business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  Without limiting the foregoing, Executive shall not engage in any other business, occupation or related activity during the Employment Period that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Executive to (A) with the advance approval of the Board or the Governance Committee of the Board (not to be unreasonably withheld), serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of Executive’s responsibilities to the Company in accordance with this Agreement.

4.             Compensation and Benefits.

(a)           Base Salary.  During the Employment Period, the Company shall pay Executive an annual base salary in the amount of $800,000 (the “Annual Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  Executive’s Annual Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its executive compensation and option committee (the “Compensation Committee”), be increased at any time or from time to time, but may not be decreased from the then current Annual Base Salary without Executive’s prior written consent.

(b)           Annual Bonus.  In addition, for each calendar year during the Employment Period, Executive shall be entitled to receive annual cash incentive compensation (an “Annual Bonus”) in the amount equal to: (i) seventy-five percent (75%) of his then current Annual Base Salary, if threshold performance is attained, (ii) one hundred fifty percent (150%) of his then current Annual Base Salary (the “Target Bonus”), if target performance is attained, or (iii) two hundred fifty percent (250%) of his then current Annual Base Salary, if performance exceeds the maximum performance level.  For performance between threshold and maximum levels, the Annual Bonus will be determined on the basis of linear interpolation.  The performance criteria for each fiscal year shall, after consultation with Executive, be determined in good faith by the Board or the Compensation Committee within the first three (3) months of each calendar year that begins during the Employment Period.  In respect of the Annual Bonus for 2022, provided that Executive is employed by the Company until the expiration of the Term and Executive’s employment was not terminated for Cause by the Company following the Term, any qualitative performance evaluation will be performed by December 16, 2022, and the achievement of quantitative performance metrics shall be determined based on actual 2022 performance and determined on or before March 31, 2023, whether or not Executive is employed during 2023.  Payment of Annual Bonuses to Executive, if any, shall be made in the same manner and at the same time that other senior-level executives receive their annual bonus awards, but in any event on or before the end of the calendar year following the end of the applicable performance year.

(c)           Incentive Compensation.

(i)            Class AO LTIP Units.  Pursuant to the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”) and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. (as amended, restated and supplemented from time to time, the “Partnership Agreement”), as soon as practicable after the date hereof, but in no event earlier than the date that is two (2) days following the filing by the Company with the Securities and Exchange Commission of a Current Report on Form 8-K announcing the entry by the Company and Executive into this Agreement, the Company shall grant to Executive 625,000 Class AO LTIP Units (as defined in the Partnership Agreement) (the “Award Class AO LTIP Units”).  The Award Class AO LTIP Units shall be subject to all terms and conditions set forth herein and in an AO Long-Term Incentive Plan Award Agreement to be entered into by the Company and Executive with respect to the Award Class AO LTIP Units, which agreement shall in the form attached hereto as Exhibit A (the “Class AO LTIP Unit Award Agreement”).  The Award AO LTIP Units shall have a ten-year term and shall vest as follows:

(A)          250,000 of the Award Class AO LTIP Units shall vest in full on the earliest date on which the closing price per share of the common stock of the Company (the “Common Shares”), as reported on the New York Stock Exchange (the “NYSE”), or if the Common Shares are not then traded on the NYSE, the average of the closing bid and ask prices for the Common Shares on a national securities exchange or other market system on which the Common Shares are then traded (the “Securities Market”), has been equal to or greater than $25.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the fourth (4th) anniversary of the date of grant (it being understood, for the avoidance of doubt, that if such date does not occur prior to the fourth (4th) anniversary of the date of grant, all of the Award Class AO LTIP Units shall automatically be forfeited and become null and void, without payment of any consideration therefor) and subject to the satisfaction of the other conditions set forth in the Class AO LTIP Unit Award Agreement;

(B)          additional 250,000 of the Award Class AO LTIP Units shall vest in full on the earliest date on which the closing price per share of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, the average of the closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $28.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the fourth (4th) anniversary of the date of grant (it being understood, for the avoidance of doubt, that if such date does not occur prior to the fourth (4th) anniversary of the date of grant, all of the Award Class AO LTIP Units that remain unvested as of the fourth (4th) anniversary of the date of grant shall automatically be forfeited and become null and void, without payment of any consideration therefor) and subject to the satisfaction of the other conditions set forth in the Class AO LTIP Unit Award Agreement; and

(C)          the remaining 125,000 of the Award Class AO LTIP Units shall vest in full on the earliest date on which the closing price per share of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, the average of the closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $31.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the fourth (4th) anniversary of the date of grant (it being understood, for the avoidance of doubt, that if such date does not occur prior to the fourth (4th) anniversary of the date of grant, all of the Award Class AO LTIP Units that remain unvested as of the fourth (4th) anniversary of the date of grant shall automatically be forfeited and become null and void, without payment of any consideration therefor) and subject to the satisfaction of the other conditions set forth in the Class AO LTIP Unit Award Agreement;

(ii)           Additional LTI Awards.  During the Employment Period, Executive shall be eligible to be granted additional long-term incentive awards (“LTI Awards”) at such time, in such amounts and upon such terms and conditions as may be determined by the Board or the Compensation Committee in its sole discretion, under such plans and programs as may be in effect from time to time.

(d)           Taxes and Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

(e)           Additional Benefits.  In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Executive shall be entitled to the following benefits:

(i)            participation in the Mack-Cali Realty Corporation 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and eligibility to participate in such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards, and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with reasonable Company guidelines and each pursuant to the terms and conditions of such benefit plan as they may exist from time to time;

(ii)           participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company, subject to the general eligibility and participation provisions set forth in such plans;

(iii)          participation in all deferred compensation, retirement or other benefit plans or perquisites as may be provided to any other executive of the Company on terms and conditions at least as favorable to the Executive as the terms and conditions applicable to any other executive of the Company;

(iv)          upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, reimbursement for all reasonable expenses actually paid or incurred by Executive during the Employment Period in the course of and pursuant to the business of the Company; and

(v)           the Company shall reimburse Executive for reasonable and documented legal fees incurred by the Executive in connection with the negotiation and review of this Agreement and related documentation.

5.             Termination of Employment; Severance Agreement.

(a)           Termination. The Employment Period, and Executive’s employment with the Company, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.  For the avoidance of doubt, (A) the expiration of the Term in accordance with Section 2(a) shall not be considered a termination of Executive’s employment by the Company with or without Cause or the resignation of Executive for Good Reason or otherwise, (B) in the event a reorganization, spin-off, split-off or similar transaction (or series of transactions) involving the Company is consummated and, following the consummation of such transaction, Executive continues to be employed as chief executive officer of any successor entity (or the ultimate parent entity thereof) that expressly assumes the Company’s obligations under this Agreement, the consummation of such transaction (or series of transactions) shall not be considered a termination of Executive’s employment by the Company with or without Cause or the resignation of Executive for Good Reason or otherwise and, in each case, Executive’s employment shall not be considered to have been constructively terminated for any reason unless he resigns for Good Reason in accordance with this Agreement.

(b)           Notice of Termination.  Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c)           Definitions.  The following definitions shall apply for all purposes under this Agreement:

(i)            “Cause” shall mean the commission by Executive of any of the following acts or omissions:

(1)           willful and continued failure to use best efforts to substantially perform his duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties;

(2)           material and continued failure to comply with Executive’s obligations under any written policy of the Company applicable to senior executives as approved by the Board from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially complied;

(3)           any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company; or

(4)           a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

For purposes of this Section 5(c)(i), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Company.  Any determination of Cause by the Company will be made by the Board at a duly held meeting of the Board (held after reasonable notice to Executive and reasonable opportunity for him, together with his counsel, to be heard before the Board at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board present and voting at such meeting finding that in the good faith opinion of the Board after reasonable investigation that Executive has engaged in acts or omissions constituting Cause, provided that no such determination may be made, until Executive has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any cure period.

(ii)           “Change in Control” shall mean that any of the following events has occurred:

(1)           any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) other than the Company, any of its Subsidiaries, or any employee benefit plan sponsored by the Company or any of its Subsidiaries, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the

Exchange Act) of 30% or more of the shares of common stock of the Company issued and outstanding immediately prior to such acquisition;

(2)           any shares of common stock of the Company are purchased pursuant to a tender or exchange offer, other than an offer by the Company, that results in any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Company issued and outstanding immediately prior to such tender or exchange offer; or

(3)           the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, in each case, if the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) representing less than 30% of the voting power of the surviving, successor or acquiring entity (or the ultimate parent entity thereof).

(iii)          “Change in Control Period” shall mean the period commencing on the earlier of (i) the date that a Change in Control occurs or (ii) the date that the Company enters into a definitive agreement with respect to a transaction, the consummation of which would constitute a Change in Control (provided it is actually consummated), and in either case ending on the second anniversary of the Change in Control.

(iv)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)           “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Company, with or without reasonable accommodation, for a continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.

(vi)          “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during either the Employment Period or a Change in Control Period:

(1)           the material diminishment of Executive’s authority, duties or responsibilities, it being understood that during a Change in Control Period, Good Reason shall be deemed to have occurred if Executive is not the chief executive officer of the surviving, successor or acquiring entity (or the ultimate parent entity thereof) following the Change in Control;

(2)           a material reduction in Executive’s Annual Base Salary, it being understood that any reduction below the Base Salary as in effect as of the Effective Date of this Agreement shall constitute Good Reason;

(3)           a material change in the geographic location at which the Executive must perform the services under this Agreement; or

(4)           the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless Executive gives the Company written Notice of Termination in accordance with Section 5(b), specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, and the Company fails to cure such circumstance within thirty (30) days after receipt of such notice, provided, that if the Company does cure such circumstance within such period, Executive may withdraw his Notice of Termination without prejudice within ten (10) days after the end of the cure period.

(vii)         “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

6.             Severance Benefits Resulting from Death or Disability.

Upon a termination of Executive’s employment by reason of death or Disability, whether before or after the expiration of the Term, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits, subject to compliance in the case of Disability with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(f):

(a)           The following “Accrued Obligations”, payable as and when those amounts would have been payable had the Employment Period not ended:

(i)            all accrued but unpaid Base Salary through the Termination Date;

(ii)           any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Employment Period;

(iii)          any accrued but unpaid benefits provided under the Company’s employee benefit plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans;

(iv)          any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date; and

(v)           rights to indemnification by virtue of Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)           An amount equal to Executive’s Target Bonus for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date, and the denominator of which is the total number of days in such year, payable in a single lump sum as soon as practicable after Termination Date.

(c)           All then outstanding LTI Awards and all other then outstanding options, restricted stock units, performance stock units or other equity-based compensation (including, without limitation, those granted prior to the Effective Date) shall be treated in accordance with their respective terms.  All then vested options and those that become vested in accordance with their terms upon such termination shall remain outstanding until the end of the term of the applicable option.

7.             Severance Benefits upon Termination Without Cause, or Resignation for Good Reason during the Term or a Change in Control Period.

In the event that either during the Term or thereafter during a Change in Control Period (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive resigns for Good Reason, Executive shall be entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(f):

(a)           all payments and benefits described in Section 6;

(b)           a lump sum cash payment, payable as soon as practicable after the Termination Date, in an amount equal to:

(i)            if such termination or resignation occurs during the Term and not during a Change in Control Period, two (2.0) times the sum of (A) Executive’s Annual Base Salary immediately prior to the Termination Date and (B) Executive’s Target Bonus for the year during which the Termination Date occurs; or

(ii)           if such termination or resignation occurs during or after the expiration of the Term and during a Change in Control Period, three (3.0) times the sum of (A) Executive’s Annual Base Salary immediately prior to the Termination Date and (B) Executive’s Target Bonus for the year during which the Termination Date occurs; and

(c)           if Executive elects, on behalf of himself or his eligible dependents, to continue medical coverage under any medical plan of the Company pursuant to the provisions of Section 4980B of the Code or any other applicable law (“COBRA”), and such election is available to him pursuant to then governing law, and complies with all requirements for such coverage, an amount, payable not later than the last day of each month that such coverage is in effect, up to a maximum of eighteen (18) months (or such shorter duration as governing law may then allow) equal to the excess, if any, of the premium paid by Executive for such coverage pursuant to COBRA over the premium that would be paid by an active employee for comparable coverage (the “Medical Continuation”), provided, however, that if Executive’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen month period, the Company’s obligations under this Section 7(c) shall terminate, regardless of whether the termination of Executive’s coverage constitutes a second qualifying event as defined by COBRA with respect to any other dependent.

8.             Compensation or Severance Benefits upon Termination of Employment by the Company for Cause, Termination by the Company Without Cause following the Term, or Resignation by Executive following the Term.

(a)           Termination by the Company for Cause.  In the event the Company terminates Executive’s employment for Cause (whether during the Term or thereafter), or Executive resigns without Good Reason prior to the expiration of the Term, Executive shall only be entitled to receive the Accrued Obligations, payable as and when those amounts would have been payable had the Employment Period not ended.

(b)           Termination by the Company without Cause following the Term or Resignation by Executive following the Term.  In the event that following the expiration of the Term on its own accord (assuming Executive’s employment has not been terminated prior to such date), the Company terminates Executive’s employment for any reason other than as set forth in Sections 6, 7 or 8(a), or Executive resigns, whether with or without Good Reason, in each case, not during a Change in Control Period, (i) Executive shall be entitled to receive, subject to compliance with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(f), the Accrued Obligations, and (ii) all then outstanding LTI Awards and all other then outstanding options, restricted stock units, performance stock units or other equity-based compensation (including, without limitation, those granted prior to the Effective Date) shall be treated in accordance with their respective terms.  All then vested options and those that become vested in accordance with their terms upon such termination shall remain outstanding until the end of the term of the applicable option.

9.             Release.

Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Sections 6, 7 or 8 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, executing a release of claims and covenant not to sue, in form attached hereto as Exhibit B (the “Release”), and the period provided in such Release having expired without Executive exercising his right to revoke, not later than sixty (60) days after the Termination Date (subject to Section 15(f)(iv)), and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

10.          Effect on Employee Benefit Plans and Programs; Adjustment of Payments and Benefits.

(a)           Effect on Employee Benefit Programs.  The termination of Executive’s employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

(b)                                 Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments  and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order: (i) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (iv) below), (ii) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (iv) below), (iii) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments subject to clause (iv) below) and (iv) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(c)                                  The determination of whether the any payment or benefit shall be reduced as provided in Section 10(b) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty-five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive.  If the Accounting Firm determines that the payments and benefits to be provided to Executive will not result in any Excess Parachute Payments, it shall furnish Executive with an opinion to that effect.  If the Accounting Firm determines that the payments and benefits to be provided to Executive will result in Excess Parachute Payments, it shall furnish the Executive with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by Section 10(b).

11.                               Confidential Information.

(a)                                 Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company.  Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company terminates, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law, court order or an order of any governmental authority.  Executive such take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)                                 The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors.  For purposes of this Section 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

12.                               Return of Documents.

Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company.

13.                               Noncompete; Non-Solicitation; Non-Disparagement.

Executive agrees that:

(a)                                 During the Employment Period, and for a one (1) year period thereafter in the event Executive’s employment is terminated under circumstances in which he is entitled to  receive and is receiving the benefits provided in Sections 6, 7, 8(b) or 8(c), Executive shall not, directly or indirectly, within the continental United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development or acquisition activities that are competitive with the activities of the Company.  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a Company or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such Company or other entity.

(b)                                 If, at the time of enforcement of this Section 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)                                  For purposes of this Section 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(d)                                 Nonsolicitation.  Executive agrees that during the Employment Period, and for a one (1) year period thereafter, regardless of the reason for termination (the “Restricted Period”), Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation made on behalf of the Company) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company.

(e)                                  Nondisparagement.  Executive agrees not to disparage the Company or its past and present investors, officers, directors or employees, and the Company agrees not to disparage Executive.

(f)                                   Acknowledgements.  Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 13 shall be independent of any obligation owed to Executive by the Company (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Company by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its affiliates of the restrictions in this Section 13, (iii) the time limitations and the geographic scope on the restrictions in this Section 13 are reasonable, (iv) the restrictions imposed under this Section 13 are reasonably necessary for the protection of the Company and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 13, and (vi) that the provisions of this Section 13 and its subparts provide a reasonable way of protecting Company’s business value.

(g)                                  Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in this Section 13, any such duty, obligation, or covenants to which the parties agreed by this Section 13 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Section 13 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(h)                                 Legal and Equitable Remedies.  Upon any material breach by Executive of any of the provisions of Sections 11, 12 or 13, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations).  In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 11, 12 and 13, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 11, 12 or 13.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 11, 12 and 13, and that such relief may be granted without the necessity of proving actual damages, and without bond.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 11, 12 AND 13 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTIONS 11, 12 OR 13 BY EXECUTIVE, COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

14.                               Successors.

(a)                                 Company’s Successors.  This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b)                                 Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

15.                               Miscellaneous Provisions.

(a)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Mack-Cali Realty Corporation
Harborside 3

210 Hudson Street, Suite 400

Jersey City, New Jersey 07311

Attn: General Counsel

(b)                                 Entire Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties, including, without limitation, any offer letter from the Company to Executive.

(c)                                  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)                                 Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(e)                                  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(f)                                   Section 409A of the Code.  To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)                                     To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)                                  If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Executive’s death.

(iii)                               If Executive is a “specified employee”, as defined in Section 409A on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv)                              If the sixty (60) day period described in Section 9 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)                                 Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)                              The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(g)                                  Indemnification.  In the event Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Executive’s employment with or serving as an officer or director of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all reasonable legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators.  Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but, only in the event that Executive shall have delivered in writing to the Company an undertaking in form and substance reasonably acceptable to the Company to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification.  The provisions of this Section shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.  The indemnification provisions of this Section shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnity.

(h)                                 Legal Fees.  If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

(i)                                     Timing of and No Duplication of Payments.

All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable.  In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

(j)                                    Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(k)                                 Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws thereunder.

(l)                                     Survival of Agreements.

The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 each shall survive the Term and termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

MACK-CALI REALTY CORPORATION

By:	/s/ William L. Mack
Name:	William L. Mack
Title:	Chairman of the Board

Executive:

MICHAEL J. DEMARCO

/s/ Michael J. DeMarco

Exhibit A

Form of Class AO LTIP Units Award Agreement

MACK-CALI REALTY CORPORATION

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto between Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), the general partner of its subsidiary Mack-Cali Realty, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A.                                    The Grantee is an employee of the Company or one of its affiliates and provides services directly or indirectly to the Partnership.

B.                                    In accordance with the Company’s 2013 Incentive Stock Plan (as further amended, restated or supplemented from time to time, the “2013 Plan”) and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and supplemented from time to time (the “Partnership Agreement”), the Company desires in connection with the employment of the Grantee, to provide the Grantee with an opportunity to acquire common OP Units (as defined in the Partnership Agreement) in the Partnership (the “Common Units”) upon conversion of Class AO LTIP Units (as defined in the Partnership Agreement) having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, in the 2013 Plan and in the Partnership Agreement, and thereby provide additional incentive for the Grantee to promote the progress and success of the business of the Company, the Partnership and its subsidiaries (the “Award”). The Award was approved by the Executive Compensation and Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter and Section 1.3 of the 2013 Plan, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, be redeemed for cash, or, at the election of the Company, for shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), reserved for issuance under the 2013 Plan.

C.                                 Schedule A hereto sets forth certain significant details of the Class AO LTIP Unit grant herein, including regarding the right to convert Class AO LTIP Units into Common Units, and is incorporated herein by reference.

D.                                    This Award is being made to Grantee pursuant to and in connection with Grantee’s entry into an employment agreement with the Company, dated as of March 13, 2019 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined have the meanings provided on Schedule A or, if such terms are not defined on Schedule A, the meanings provided in the Employment Agreement or, if and only if not defined in the Employment Agreement, the 2013 Plan.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.                                      Administration.  This Award shall be administered by the Committee, which in the administration of this Award shall have all the powers and authority it has in the administration of the 2013 Plan as set forth in the 2013 Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Class AO LTIP Units that have not previously been forfeited. All decisions, actions or interpretations of the Committee or the Board on all matters relating to this Award shall be final, binding and conclusive upon all parties.

2.                                      Grant of Class AO LTIP Units.  On the terms and conditions set forth below, as well as the terms and conditions of the 2013 Plan and subject to adjustment as provided in Section 8 hereof, the Company hereby grants to the Grantee an aggregate of such number of Class AO LTIP Units as is set forth on Schedule A having an AO LTIP Unit Participation Threshold as is set forth on Schedule A (the “Award Class AO LTIP Units”).

3.                                      Conversion of Award.  The period of time during which Award Class AO LTIP Units may be converted into Common Units shall be the time period indicated on Schedule A from March 13, 2019 (the “Grant Date”) set forth on Schedule A until the Final Conversion Date set forth on Schedule A, subject to earlier termination or cancellation as provided in this Agreement. The Award Class AO LTIP Units shall not be convertible into Common Units unless they are Vested Class AO LTIP Units. Award Class AO LTIP Units shall only become Vested Class AO LTIP Units upon the satisfaction of vesting conditions relating to the closing price of the Common Shares as reported on the New York Stock Exchange (the “NYSE”), or, if the Common Shares are not then traded on the NYSE, the average of the closing bid and asked prices for the Common Shares on a national securities exchange or other market system on which the Common Shares are then traded (the “Securities Market”), in each case as set forth on Schedule A (the “Vesting Conditions”). Unless and until the Vesting Conditions have been satisfied on or before March 13, 2023 (the “Outside Date”), the Award Class AO LTIP Units shall not become Vested Class AO LTIP Units and the Grantee (or his successors, heirs, assigns, or personal representatives, as applicable) will not have the right to convert his Award Class AO LTIP Units into Common Units. If the Vesting Conditions have not been satisfied on the Outside Date, on such date all Award Class AO LTIP Units that have not vested by such date shall, without payment of any consideration by the Partnership, automatically and without notice, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Class AO LTIP Units.

4.                                      Restrictions on Transfer. Except as otherwise permitted by the Committee, none of the Award Class AO LTIP Units granted hereunder nor any of the Common Units into which such Award Class AO LTIP Units may be converted (the “Award Common Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), and the Redemption Rights (as defined in the Partnership Agreement) may not be exercised with respect to the Award Common Units, provided that, at any time after the date that is at least two (2) years after the Grant Date, (i) Award Class AO LTIP Units may be Transferred to the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights; (ii) Award Class AO LTIP Units may be Transferred to an entity in which fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity; and (iii) the Redemption Rights may be exercised with respect to Award Common Units, and Award Common Units may be Transferred to the Partnership or the Company in connection with the exercise of the Redemption Rights, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement. Additionally, the transferee must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and the Partnership Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 3 and all Transfers of Award Class AO LTIP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award Class AO LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award Class AO LTIP Units not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award Class AO LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award Class AO LTIP Units. Except as provided expressly in this Section 4, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

For purposes of this Section 4, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

5.                                      Conversion. From and after the date on which an Award Class AO LTIP Unit vests, as set forth on Schedule A, it shall be convertible into Common Units in accordance with the terms of the Partnership Agreement. The Mandatory Conversion Date, for purposes of the Partnership Agreement, for the Award Class AO LTIP Units will be the earlier of (i) the Termination Conversion Date (as set forth on Schedule A) or (ii) the Final Conversion

Date (as set forth on Schedule A). As set forth in the Partnership Agreement, any Award Class AO LTIP Units that are Vested Class AO LTIP Units and have not been converted prior to the Mandatory Conversion Date will automatically be converted on such date. In addition, as set forth in the Partnership Agreement, the Company, as the general partner of the Partnership, may elect to convert the Award Class AO LTIP Units as provided in the Partnership Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, upon (a) the occurrence of a Change in Control (as defined in the Employment Agreement) prior to the Outside Date, if Grantee’s employment with the Company or any of its subsidiaries has not been terminated pursuant to Section 7(ii) below prior to such Change in Control, then satisfaction of the Vesting Conditions shall be ascertained on the date of such Change in Control (without regard to the Outside Date) based on the price per Common Share (plus the value per Common Share of any other consideration, as determined by the Board or the Committee) received by the Company’s stockholders in connection with such Change in Control, and any previously unvested Award Class AO LTIP Units that do not become vested as of the date of such Change in Control pursuant to this Section 5 shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the date of such Change in Control.

6.                                      Distributions. The holder of the Award Class AO LTIP Units shall be entitled to accrue distributions with respect to such Award Class AO LTIP Units to the extent provided for in the Partnership Agreement. The Distribution Measurement Date (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be the Grant Date. The Class AO LTIP Unit Sharing Percentage (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be 10%.

7.                                      Termination of Employment. Any Award Class AO LTIP Units held by the Grantee upon termination of employment shall be treated as follows:

(i)                                     If the Grantee’s termination of employment is due to death, Disability (as defined in the Employment Agreement), Retirement (as defined below), termination by the Company without Cause (as defined in the Employment Agreement), termination by the Grantee for Good Reason (as defined in the Employment Agreement) at any time, or termination by the Grantee without Good Reason after the expiration of the Term (as defined in the Employment Agreement), then all unvested Award Class AO LTIP Units shall continue to be eligible to vest upon satisfaction of the Vesting Conditions prior to the Outside Date, and any Award Class AO LTIP Units that remain unvested as of the Outside Date shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the Outside Date. For purposes of this Agreement, the term “Retirement” means the termination of the Grantee’s employment for any reason other than death, Disability, termination by the Company for Cause or termination by the Grantee for Good Reason on or after the date that (i) the Grantee has attained 60 years of age, and (ii) the Grantee has served as an employee of the Company for at least ten (10) years.

(ii)                                  If the Grantee’s employment is terminated by the Company or any of its subsidiaries for Cause, by the Grantee without Good Reason at any time, or by the Grantee without Good Reason during the Term, all Award Class AO LTIP Units, to the extent not vested, shall terminate on the date of termination and, all other Award Class AO LTIP Units, to the extent convertible under the terms of the Partnership Agreement as of the date of termination, shall be convertible until the Mandatory Conversion Date (which is the earlier of the applicable Termination Conversion Date or the Final Conversion Date set forth on Schedule A).

(iii)                               Notwithstanding the foregoing, the vesting of any AO LTIP Units pursuant to Section 5 or this Section 7 shall be conditioned upon Grantee (A) executing, and not revoking within the applicable period specified in the Employment Agreement, a release of claims in the form required under the Employment Agreement, and (B) complying, during the period that any Award Class AO LTIP Units remain unvested prior to the Outside Date, with any restrictive covenants, including, without limitation, any restrictions on engaging in competitive activities, soliciting service providers or clients, or utilizing confidential information, contain in the Employment Agreement.

8.                                      Changes in Capital Structure.  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company, spin-off of a subsidiary, business unit or significant portion of its assets or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the 2013 Plan shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares or Common Units shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award, this Agreement or the Award Class AO LTIP Units to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award Class AO LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards under the 2013 Plan or otherwise.

9.                                      Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he shall have accepted this Agreement prior to the close of business on the tenth Trading Date following the Grant Date by (a) making a contribution to the capital of the Partnership by certified or bank check or other instrument acceptable to the Committee or the Board, of $0.01 (the “Per Unit Purchase Price”), multiplied by the number of Class AO LTIP Units to be issued to the Grantee as part of this Award, (b) signing and delivering to the Partnership a copy of this Agreement, and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Per Unit Purchase Price paid by the Grantee shall be deemed a contribution to the capital of the Partnership upon the terms and conditions set forth herein and in the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the Award Class AO LTIP Units so accepted and the admission of the Grantee as a Limited Partner of the Partnership. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of Award Class AO LTIP Units specified on Schedule A hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award Class AO LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. In the event of the forfeiture of the Grantee’s Award Class AO LTIP Units pursuant to this Agreement, the Partnership will pay the Grantee an amount equal to the Per Unit Purchase Price multiplied by the number of Award Class AO LTIP Units so forfeited.

10.                               Miscellaneous.

(a)                                 Amendments.  This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee or the Board; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership.

(b)                                 Incorporation of 2013 Plan; Committee Determinations.  The provisions of the 2013 Plan are hereby incorporated by reference as if set forth herein. Except as otherwise set forth in this Agreement or the Employment Agreement, in the event of a conflict between this Agreement and the 2013 Plan, the 2013 Plan shall govern.

(c)                                  Status of Class AO LTIP Units; 2013 Plan Matters.  This Award constitutes an incentive compensation award by the Company under the Plan and by the Partnership. The Award Class AO LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Stock Plan underlying outstanding Award Class AO LTIP Units will be determined by the Committee or the Board in light of all applicable circumstances, including calculations made or to be made pursuant to this Agreement, vesting, capital account allocations and/or balances under the Partnership Agreement, the conversion ratio in effect between Class AO LTIP Units and Common Units and the exchange ratio in effect between Common Units and Common Shares. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue Common Shares in exchange for Common Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the

Partnership Agreement, and such Common Shares, if issued, will be issued under the 2013 Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee or the Board.

(d)                                 Legend.  The records of the Partnership evidencing the Award Class AO LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such AO LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e)                                  Compliance with Law.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Award Class AO LTIP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.

(f)                                   Grantee Representations; Registration.

(i)                                     The Grantee hereby represents and warrants that (A) he understands that he is responsible for consulting his own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services directly or indirectly to the Company and/or its affiliates on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award Class AO LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii)                                  The Grantee hereby acknowledges that: (A) there is no public market for Award Class AO LTIP Units or Common Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Award Class AO LTIP Units and Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award Class AO LTIP Units and Common Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his ownership of the Class AO LTIP Units covered by this Award for an indefinite period of time; (D) Common Shares issued under the 2013 Plan in exchange for Common Units, if any, are expected to be covered by a re-offer prospectus to be filed as part of a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the 2013 Plan at the time of such issuance and such registration Statement is then effective under the Securities Act; (E) resales of Common Shares issued under the Stock Plan in exchange for Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)                                  Section 83(b) Election.  In connection with the issuance of Class AO LTIP Units under this Award pursuant to this Agreement, the Grantee hereby agrees to make an election to include in gross income in the year of grant the applicable Award Class AO LTIP Units pursuant to Section 83(b)

of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Grant Date with each IRS Service Center where the Grantee may file his personal income tax returns (or such location as may be specified by the IRS), and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Class AO LTIP Units are awarded to the Grantee to the extent required by such regulations. So long as the Grantee holds any Award Class AO LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of Class AO LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h)                                 Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(i)                                     Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflict of laws of such state.

(j)                                    No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere, restrict or limit in any way with the right of the Company or any Affiliate to terminate the Grantee’s service relationship at any time.

(k)                                 Notices.  Any notice to be given to the Company shall be addressed to the General Counsel of the Company at Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311, and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(l)                                     Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee or the Board regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Award Class AO LTIP Units or Common Units are withheld (or returned), the number of Award Class AO LTIP Units or Common Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(m)                             Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(n)                                 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(o)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(p)                                 Section 409A.  It is the understanding and intention of the parties that the transactions described in this Agreement are not subject to the requirements of Section 409A of the Code.  However, if it is subsequently determined that any of such transactions are subject to Section 409A, this Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. to the maximum extent possible. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code. Without limiting the generality of the foregoing, in the event any payment to be made hereunder by reason of the Grantee’s separation from service, as defined in Section 409A, is determined to constitute “nonqualified deferred compensation” subject to Section 409A, and if the Grantee is a “specified employee” as defined in Section 409A at the time of such separation from service, then such payment shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Grantee’s death.  Notwithstanding the foregoing, in no event shall the Company, any Subsidiary, any member of the Committee, or any other person have any liability to the Grantee as a result of the imposition of any additional taxes or penalties pursuant to Section 409A.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 13th day of March, 2019.

MACK-CALI REALTY CORPORATION.

By:
Name: Gary T. Wagner
Title: General Counsel and Secretary

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation, its general partner

By:
Name: Gary T. Wagner
Title: General Counsel and Secretary

GRANTEE

Name: Michael J. DeMarco

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Mack-Cali Realty, L.P., hereby accepts all of the terms and conditions of (including, without limitation, the provisions of Article 15 of the Partnership Agreement (as hereinafter defined) titled “Power of Attorney”), and becomes a party to, the Second Amended and Restated Agreement of Limited Partnership, dated as of December 11, 1997, of Mack-Cali Realty, L.P., as amended through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:
Date:

Address of Limited Partner:

EXHIBIT B

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The name, address and taxpayer identification number of the undersigned are:

Name:  Michael J. DeMarco (the “Taxpayer”)

Address:  [                                                     ]

Social Security No./Taxpayer Identification No.:  [                             ]

2.    Description of property with respect to which the election is being made:

The election is being made with respect to 625,000 Class AO LTIP Units in Mack-Cali Realty, L.P. (the “Partnership”).

3.    The date on which the Class AO LTIP Units were issued is March 13, 2019. The taxable year for which this election is made is calendar year 2019.

4.    Nature of restrictions to which the Class AO LTIP Units are subject:

(a)    With limited exceptions, until the Class AO LTIP Units vest, the Taxpayer (and any permitted successor of the Taxpayer) may not transfer in any manner any portion of the Class AO LTIP Units without the consent of the Partnership.

(b)    The Taxpayer’s Class AO LTIP Units vest in accordance with the vesting provisions described in Schedule A of that certain Class AO Long-Term Incentive Plan Award Agreement dated as of March 13, 2019 (the “Agreement”) by and between the Taxpayer, Mack-Cali Realty Corporation (the “Company”) and the Partnership. Unvested Class AO LTIP Units are forfeited in accordance with the vesting provisions described in the Agreement.

5.    The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Class AO LTIP Units with respect to which this election is being made, taking into account that the Class AO LTIP Units are a partnership profits interest for tax purposes, the fair market value of such units, as required to be taken into account in determining the income of the undersigned in the year of issuance, is not less than $0.01 per Class AO LTIP Unit (See Revenue Procedures 93-27 and 2001-43).

6.    The amount paid by the Taxpayer for the Class AO LTIP Units was $0.01 per Class AO LTIP Unit.

7.    A copy of this statement has been furnished to the Partnership and the Company.

Dated:

Michael J. DeMarco

SCHEDULE A

(Terms being defined are in quotation marks.)

Grant Date of Class AO LTIP Unit Award:	March 13, 2019

Name of Grantee:	Michael J. DeMarco

Number of Class AO LTIP Units:	625,000

“AO LTIP Unit Participation Threshold”:	$21.46

“Final Conversion Date”:	March 13, 2029

Vesting Conditions:

(i) 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $25.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(ii) an additional 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $28.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(iii) an additional 125,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $31.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

“Termination Conversion Date”:

The date following the applicable date of termination of employment that falls on the last day of the period set forth below:

Death, Disability, Retirement, Without Cause, for Good Reason at any time, or without Good Reason after the expiration of the Term (Section 7(i)): Final Conversion Date

For Cause at any time, or without Good Reason during the Term (Section 7(iv)): within 30 days of termination

Change in Control (Section 5): within 30 days of the Change in Control

Initials of Company representative:	Initials of Employee:

Exhibit B

Release

Reference is made to that certain Executive Employment Agreement, dated as of March 13, 2019 (the “Agreement”), by and between Michael J. DeMarco (“Executive”) and Mack-Cali Realty Corporation, a Maryland corporation (the “Company”).  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described therein, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies, and all of their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim or right that may first arise after the Termination Date; (ii) any right to payments or benefits pursuant to the Agreement, including any such payments or benefits that will be due to Executive upon the due execution and delivery, and no revocation, of this Release in accordance with Section 9 of the Agreement; (iii) any claim or right to indemnification, advancement, defense or reimbursement that Executive may have pursuant to any applicable indemnification agreements, any applicable D&O policies or any similar insurance policies, the Company’s bylaws, as amended, or under applicable law, or (iv) any claim Executive may have as a stockholder of the Company.

Executive acknowledges that he has a right by written notice to the Company in accordance with the notice provisions set forth in Section 15(a) of the Agreement to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 9 thereof.

Dated:	Michael J. DeMarco: